EXHIBIT 10.1

On June 11, 2007, we implemented a new non-employee director compensation policy for service on our Board of Directors, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee as follows:

Position	Compensation

Director	$1,000 per board meeting (up to maximum of $4,000 per annum)

Audit Committee (Chairman)	$3,000 per annum

Audit Committee (Member)	$1,500 per annum

Compensation Committee (Chairman)	$2,000 per annum

Compensation Committee (Member)	$1,000 per annum

Nominating and Corporate Governance Committee (Chairman)	$1,000 per annum

Nominating and Corporate Governance Committee (Member)	$1,000 per annum

No director is compensated for more than one committee membership per year in addition to their board retainer, and directors who are officers receive no compensation for the board related work whatsoever.